Exhibit 99.1

KCAP Financial, Inc. Announces Pricing of a $463.8 Million CLO Fund to be Managed by Trimaran Advisors Management, L.L.C.

NEW YORK, March 31, 2015 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (“KCAP”) (Nasdaq: KCAP) (NYSE:KAP) announced that Catamaran CLO 2015-1 Ltd., a $463.8 million Collateralized Loan Obligation (“CLO”) fund has priced. Trimaran Advisors Management, L.L.C., a wholly owned portfolio company of KCAP, will serve as the investment manager for the CLO and KCAP will invest approximately $12 million across certain junior tranches of notes issued by the fund. This is the fifth CLO fund brought to the market since KCAP’s acquisition of Trimaran Advisors, L.L.C. in February of 2012.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company’s wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. (the “Asset Manager Affiliates”), manage collateralized debt obligation funds (“CLO Funds”) that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments. The Company also invests in securities issued by CLO Funds, most of which are managed by our Asset Manager Affiliates.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

KCAP Financial, Inc.’s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

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CONTACT:

Investor Relations

Jamie Lillis

jlillis@soleburyir.com

(203) 428-3223